UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Soliciting Material Pursuant to § 240.14a-12

REXAHN PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐
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REXAHN PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 9, 2014

To our shareholders:

Notice is hereby given that the Annual Meeting of the Shareholders (the “Annual Meeting”) of Rexahn Pharmaceuticals, Inc. (the “Company”) will be held on June 9, 2014, at 8:30 a.m. (local time), at the Company’s corporate headquarters, located at 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850.  The Annual Meeting is called for the following purposes:

1.	To elect as directors the eight (8) nominees named in the accompanying proxy statement to a term of one year each, or until their successors have been elected and qualified;

2.	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014;

3.	To hold an advisory vote on executive compensation;

4.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (in the event it is deemed by the Board of Directors to be advisable) to effect a reverse stock split of the Company’s common stock at a ratio within the range of 1:2 to 1:6, as determined by the Board of Directors, together with a corresponding proportional reduction in the number of authorized shares of the Company’s capital stock; and

5.	To consider and take action upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board of Directors has fixed April 11, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.  Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to promptly either sign, date and return the enclosed proxy card or vote via the Internet or by telephone by following the instructions provided on the notice of internet availability of proxy materials sent to shareholders who hold their shares through a broker, bank, or other nominee. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,

Chang H. Ahn
Chairman of the Board of Directors
April 18, 2014

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on June 9, 2014:

Copies of our Proxy Materials, consisting of the Notice of Annual Meeting, the Proxy Statement and our 2013 Annual Report are available at http://www.viewproxy.com/rexahn/2014

REXAHN PHARMACEUTICALS, INC.

15245 Shady Grove Road, Suite 455
Rockville, Maryland 20850
(240) 268-5300

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be held June 9, 2014

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Rexahn Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Shareholders to be held at the Company’s corporate headquarters located at 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850, on June 9, 2014, at 8:30 a.m. (local time) and for any postponement or adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

As permitted by rules of the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials (the “Proxy Materials”), consisting of the Notice of Annual Meeting, this Proxy Statement, a proxy card (the “Proxy Card”), and our 2013 Annual Report to Shareholders, by notifying shareholders who hold their shares in “street name” with a broker, bank or other nominee as of the close of business on April 11, 2014 (the “Record Date”) of their availability on the Internet.  The Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access this Proxy Statement and our 2013 Annual Report online, is first being sent or made available to shareholders on or about April 24, 2014.  If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials in the mail unless you request them.  To request a printed copy of the Proxy Materials, follow the instructions included in the Notice.  We are providing our Proxy Materials to all other shareholders by sending a printed copy of the full set of Proxy Materials by mail.

Upon written request, we will provide, without charge, copies of our Proxy Statement, the 2013 Annual Report, and Proxy Card to any shareholder of record, or to any shareholder who owns common stock listed in the name of a bank, broker or other nominee, at the close of business on the Record Date. Any request for a copy of the Proxy Materials should be mailed to Tae Heum Jeong, 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Q:	Why are these materials being made available to me?

A:	If the shares you own are held in “street name” with a bank, broker or other nominee as of the Record Date, the Board of Directors of the Company is making these Proxy Materials available to you solely on the Internet, or sending printed Proxy Materials to you upon your request, beginning on or about April 24, 2014, in connection with the Board of Directors’ solicitation of proxies for the Annual Meeting. The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process and certain other required information. The Company’s 2013 Annual Report to Shareholders is also available on the Internet and a printed copy will be mailed to shareholders upon their request. The Company is mailing printed Proxy Materials, including the 2013 Annual Report, to all other shareholders.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials (the “Notice”), instead of a full set of printed Proxy Materials?

A:	SEC rules allow us to provide access to our Proxy Materials over the Internet instead of mailing a full set of such materials to shareholders. We have sent the Notice only to shareholders whose shares are registered in the name of a bank, broker or other nominee as of the Record Date. These shareholders may access our Proxy Materials over the Internet using the directions set forth in the Notice and, by following the instructions in the Notice, these shareholders may request that a full set of printed Proxy Materials be sent to them. We have chosen to send the Notice to these shareholders, instead of automatically sending a full set of printed copies to all shareholders, because Alliance Advisors, LLC has the capability to provide this service and we can reduce the impact of printing our Proxy Materials on the environment and save on the costs of printing and mailing incurred by the Company. We are sending printed Proxy Materials to all other shareholders.

Q:	How do I access the Company’s Proxy Materials online?

A:	The Notice provides instructions for accessing the Proxy Materials for the Annual Meeting over the Internet, and includes the Internet address where those materials are available. The Company’s Proxy Statement for the Annual Meeting and 2013 Annual Report to Shareholders can also be viewed on the Company’s website at www.rexahn.com.

Q:	If I received a Notice, how do I request a paper copy of the Proxy Materials?

A:	With respect to the shareholders who receive a Notice, a paper copy of the Company’s Proxy Materials will be made available at no cost to you, but it will only be sent to you if you request it. To request a paper copy of the Proxy Materials, follow the instructions on the Notice which you received. You will be able to submit your request for copies of the Proxy Materials by sending an email to the email address set forth in the Notice, by going to the Internet address set forth in the Notice or by calling the phone number provided in the Notice.

Q:	What shares owned by me can be voted?

A:	All shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) owned by you as of the close of business on the Record Date may be voted by you. Each share of Common Stock is entitled to one vote. These shares include those (1) held directly in your name as the shareholder of record (“Shareholders of Record”), and (2) held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What is the Record Date?

A:	The Record Date is April 11, 2014. Only holders of Common Stock of record as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:	How many shares are outstanding?

A:	As of the Record Date, the Company had 176,641,135 shares of Common Stock outstanding.

Q:	What is the difference between holding shares as a Shareholder of Record and as a beneficial owner?

A:	As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the Shareholder of Record.  As the Shareholder of Record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and your broker, bank or other nominee is considered, with respect to those shares, the Shareholder of Record.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting.  However, since you are not the Shareholder of Record, you may not vote these shares in person at the Annual Meeting unless you receive a proxy from your broker, bank or other nominee.  Your broker, bank or other nominee has provided voting instructions for you to use.  If you wish to attend the Annual Meeting and vote in person, please contact your broker, bank or other nominee so that you can receive a legal proxy to present at the Annual Meeting.

Q:	What am I voting on?

A:	You are being asked to vote on (i) the election of the eight (8) directors named in this Proxy Statement, (ii) the ratification of ParenteBeard LLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014, (iii) the approval of our executive compensation, and (iv) the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (in the event it is deemed by the Board of Directors to be advisable) to effect a reverse stock split of the Common Stock at a ratio within the range of 1:2 to 1:6, as determined by the Board of Directors, together with a corresponding proportional reduction in the number of authorized shares of the Company’s capital stock.

The Company is not currently aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed Notice of Annual Meeting. If any other business should properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Q:	How do I vote?

A:	All shareholders may vote by completing and signing the enclosed Proxy Card and returning it promptly in the enclosed postage prepaid, addressed envelope, or at the Annual Meeting in person. Beneficial owners whose shares are registered in the name of a broker, bank or other may vote via the Internet or by telephone by following the instructions contained on the Notice. Proxy Cards properly executed and delivered by shareholders (by mail or via the Internet) and timely received by us will be voted in accordance with the instructions contained therein. If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return a Proxy Card by mail, unless you are revoking your proxy. We will pass out written ballots to anyone who is eligible to vote at the Annual Meeting. If you hold your shares through a brokerage account (“street name”), you must request a legal proxy from your broker or other nominee in order to vote at the Annual Meeting.

Q:	How many votes do you need to hold the Annual Meeting?

A:	Forty percent of the Company’s issued and outstanding shares of Common Stock as of the Record Date must be present at the Annual Meeting, either in person or by proxy, in order to hold the Annual Meeting and conduct business. This is called a quorum.

Q:	How many votes must the nominees have to be elected?

A:	In order for a director to be elected, he must receive the affirmative vote of a plurality of the shares voted. There is no cumulative voting for our directors or otherwise.

Q:	What are the voting requirements to approve the other proposals?

A:	The affirmative vote of a majority of the shares cast in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to ratify the Company’s independent auditors and approve our executive compensation. The affirmative vote of a majority of the Company’s issued and outstanding shares is required to approve the reverse stock split and authorized share reduction.

Q:	Who will count the votes?

A:	Votes at the Annual Meeting will be counted by an inspector of election, who will be appointed by the Board of Directors or the chairman of the Annual Meeting.

Q:	What is the effect of not voting?

A:	If you are a beneficial owner of shares in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions then, under applicable rules, the broker, bank or other nominee that holds your shares may generally vote on “routine” matters but cannot vote on “non‑routine” matters. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Proposal No. 2 (ratification of the appointment of ParenteBeard LLC as the independent registered public accounting firm) and Proposal No. 4 (approval of the reverse stock split and authorized share reduction) are matters the Company believes will be considered “routine.” Proposal No. 1 (election of directors) and Proposal No. 3 (advisory approval of our executive compensation) are matters the Company believes will be considered “non-routine.”

If you are a Shareholder of Record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.  If you are a Shareholder of Record and you properly sign and return your Proxy Card, your shares will be voted as you direct.  If no instructions are indicated on such Proxy Card and you are a Shareholder of Record, shares represented by the proxy will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, namely “FOR” all the director nominees, “FOR” the ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2014, “FOR” the approval of our executive compensation, and “FOR” the approval of the reverse stock split and authorized share reduction.

Q:	How are broker non-votes and abstentions treated?

A:	Broker non-votes and abstentions with respect to a proposal are counted as present or represented by proxy for purposes of establishing a quorum. If a quorum is present, broker non-votes and abstentions have no effect on the outcome of the vote for directors, but will count as votes against each of the other proposals.

Q:	Can I revoke my proxy or change my vote after I have voted?

A:	You may revoke your proxy and change your vote by voting again via the Internet, by completing, signing, dating and returning a new Proxy Card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. Only your latest dated Proxy Card received at or prior to the Annual Meeting will be counted. However, your attendance at the Annual Meeting will not have the effect of revoking your proxy unless you forward written notice to the Secretary of the Company at the above stated address or you vote by ballot at the Annual Meeting. If you are a beneficial owner, you will need to request a legal proxy from the broker, bank or other nominee and bring it with you to vote at the Annual Meeting.

Q:	What does it mean if I receive more than one Proxy Card?

A:	It means that you have multiple accounts at the transfer agent and/or with stockbrokers or other nominees. Please sign and return all Proxy Cards to ensure that all your shares are voted.

Q:	What are the costs of soliciting these proxies and who will pay?

A:	The Company will bear the costs of preparing, printing, assembling, and mailing the Proxy Materials and of soliciting proxies. We have engaged Alliance Advisors LLC to assist us with the solicitation of proxies and expect to pay Alliance Advisors approximately $5,500, plus expenses, for their services. In addition to solicitations by mail, Alliance Advisors and our directors, officers and regular employees may solicit proxies by telephone and email. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our Common Stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

As part of their service Alliance Advisors may contact you and ask you to vote over the telephone. We ask that you please take a moment to vote your shares in order to eliminate additional solicitation costs. If you need assistance with the voting of your shares, you may contact Alliance Advisors toll free at (866) 329-8434.

Q:	May the Company postpone or adjourn the Annual Meeting?

A:	If sufficient votes for approval of the matters to be considered at the Annual Meeting have not been received prior to the meeting date, the Company may postpone or adjourn the Annual Meeting in order to solicit additional votes. The enclosed Proxy Card requests authority for the proxy holders, in their discretion, to vote the shareholders’ common shares with respect to a postponement or adjournment of the Annual Meeting. At any postponed or adjourned meeting, proxies received pursuant to this Proxy Statement will be voted in the same manner described in this Proxy Statement with respect to the original meeting.

Q:	Do I have dissenters or appraisal rights?

A:	Appraisal rights are not available to shareholders in connection with the proposals brought before the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The Board of Directors will announce the voting results at the Annual Meeting. The Board of Directors will also publish the results in a current report on Form 8-K within four business days after the date of the Annual Meeting. The Board of Directors will file that report with the SEC, and you can get a copy:

•	by contacting the Company’s corporate offices via phone at (240) 268-5300 or by e-mail at ir@rexahn.com; or

•	through the SEC’s EDGAR system at www.sec.gov or by contacting the SEC’s public reference room at 1-800-SEC-0330.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The table below sets forth the beneficial ownership of our Common Stock as of April 11, 2014 by the following individuals or entities:

•	each person, or group of affiliated persons, known to us to beneficially own 5% or more of the outstanding Common Stock;

•	each director and nominee;

•	each named executive officer identified in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

As of April 11, 2014 176,641,135 shares of our Common Stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of our Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that will be subject to options held by that person that are exercisable as of April 11, 2014, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. In addition, unless otherwise indicated, the address for each person named below is c/o Rexahn Pharmaceuticals, Inc., 15245 Shady Grove Road, Suite 455, Rockville, MD 20850.

	Shares of Rexahn Pharmaceuticals Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percentage
Directors and Executive Officers:
Chang H. Ahn	8,888,924	(1)	5.0%
Peter Suzdak	1,200,000	(2)	*
Charles Beever	150,000	(3)	*
Kwang Soo Cheong	143,000	(4)	*
David McIntosh	290,600	(5)	*
Peter Brandt	210,000	(6)	*
Si Moon Hwang	382,198	(7)	*
Mark Carthy	-		*
Tae Heum Jeong	1,330,000	(8)	*
Rakesh Soni	567,700	(9)	*
All current executive officers and directors as a group (10 persons)	13,162,422	(10)	7.5%

*	Represents less than 1% of the issued and outstanding shares of the Company’s Common Stock as of April 11, 2014

(1)	Includes Dr. Ahn’s options to purchase 1,575,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 11, 2014, and 500,000 shares held by Dr. Ahn’s spouse.

(2)	Includes Dr. Suzdak’s options to purchase 1,200,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 11, 2014.

(3)	Includes Mr. Beever’s options to purchase 140,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 11, 2014.

(4)	Includes Dr. Cheong’s options to purchase 140,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 11, 2014.

(5)	Includes Mr. McIntosh’s options to purchase 285,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 11, 2014, and 5,600 shares held by Mr. McIntosh’s children.

(6)	Includes Mr. Brandt’s options to purchase 60,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 11, 2014.

(7)	Includes Mr. Hwang’s options to purchase 20,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 11, 2014, and 21,000 shares held by Mr. Hwang’s children.

(8)	Includes Dr. Jeong’s options to purchase 825,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 11, 2014.

(9)	Includes Mr. Soni’s options to purchase 565,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 11, 2014.

(10)	Includes options to purchase 4,810,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 11, 2014.

PROPOSAL 1: ELECTION OF DIRECTORS

Eight (8) director nominees are seeking to be elected at the Annual Meeting to serve a one-year term until the next Annual Meeting in 2015:  Chang H. Ahn, Peter Suzdak, Charles Beever, Kwang Soo Cheong, David McIntosh, Peter Brandt, Si Moon Hwang and Mark Carthy.  All of the nominees currently serve as directors of the Company.  All nominees have consented to being named in this Proxy Statement and to serve if elected.

The Board of Directors recommends that the nominees listed above be elected as directors of the Company.  The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.  However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote (unless authority has been withdrawn) for the election of such person or persons as shall be designated by management.

The following table sets forth the names, ages and positions of our nominees for directors.  All of the director nominees are currently members of our Board of Directors.

Name	Age	Position
Dr. Chang H. Ahn	62	Chairman of the Board of Directors and Chief Scientist
Peter Suzdak	55	Chief Executive Officer and Director
Charles Beever	61	Director
Peter Brandt	57	Director
Mark Carthy	53	Director
Kwang Soo Cheong	53	Director
Si Moon Hwang	45	Director
David McIntosh	55	Director

Chang H. Ahn.  Dr. Ahn has served as Chairman of the Board of Directors since May 2005.  On January 22, 2013, Dr. Ahn stepped down as the Company’s Chief Executive Officer and was appointed the Chief Scientist.  Dr. Ahn served as Chairman and Chief Executive Officer of Rexahn, Corp from its incorporation in March 2001 to May 2005.  From 1988 to 2001, Dr. Ahn had served as an Expert Reviewer of the anticancer and antiviral drug products at the FDA’s Center for Drug Evaluation and Research.  Prior to joining the FDA in 1988, Dr. Ahn carried out cancer research at the National Cancer Institute, as well as at Emory University’s School of Medicine.  In 2003 and 2004, Dr. Ahn organized and chaired the U.S.-Korea Bio Business and Partnership Forum, for which the State of Maryland and Montgomery County are partners.  He also served as president of the Society of Biomedical Research from 2000 to 2003.  Dr. Ahn holds a Ph.D. in pharmacology from Ohio State University.  He also holds two B.S. degrees in pharmacy from Creighton University and Seoul National University.  Dr. Ahn’s expertise in the development and evaluation of new drugs and applicable regulatory frameworks provide technical experience in the bioscience industry to the Board of Directors.

Peter Suzdak.  Dr. Suzdak joined the Company as Chief Executive Officer in February 2013, and has served as a director since June 2013. Dr. Suzdak has over 25 years of diverse experience, including several management positions, in the pharmaceutical industry. Most recently, Dr. Suzdak was Chief Scientific Officer of Corridor Pharmaceuticals, a company developing small molecule compounds to treat pulmonary and vascular disorders, from 2010 to 2013. Prior to Corridor Pharmaceuticals, he was co-Founder, Chief Executive Officer and Chief Scientific Officer of Cardioxyl Pharmaceuticals, a company focused on therapies for the treatment of cardiovascular disease, from 2006 to 2009. Previous to Cardioxyl Pharmaceuticals, he was President and Chief Executive Officer of Artesian Therapeutics, a company engaged in the development of small molecule therapeutics for cardiovascular diseases, from 2002 to 2005. Dr. Suzdak’s experience also includes his position as Senior Vice President of Research and Development of Guilford Pharmaceuticals, a company that developed therapeutics and diagnostics for neurological diseases and cancer, from 1995 to 2002, and as Director of Neurobiology for Novo Nordisk from 1988 to 1995. Dr. Suzdak holds a Ph.D. in pharmacology and toxicology from the University of Connecticut.  Dr. Suzdak’s will contribute his extensive pharmacology, clinical development, business development, and pharmaceutical management experience to the Board of Directors.

Charles Beever.  Mr. Beever has served as a director since May 2006. He is a Vice President of PwC Strategy&, formerly Booz & Company and Booz Allen Hamilton, where he was a Vice President from 1993 through March 2014. Prior to being elected Vice President, he served as staff member and Engagement Manager at Booz Allen from January 1984 to October 1993.  Prior to joining Booz Allen, Mr. Beever served as Plant Production Manager from October 1981 to January 1984, Industrial Engineering Manager from June 1979 to October 1981 and Production Supervisor from July 1978 to June 1979 at McGraw-Edison Company.  Mr. Beever holds a B.A. in Economics from Haverford College, where he was elected to Phi Beta Kappa, and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Beever contributes extensive managerial and business experience to the Board of Directors.

Peter Brandt. Mr. Brandt has served as a director since September 2010. From February 2011 to early 2013, Mr. Brandt served on the Board of Directors and, in December 2012, became Chairman of the Board of Directors of ePocrates, Inc., which was acquired by Athena Health. Also, from November 2011 until March 2012, Mr. Brandt served as interim Chief Executive Officer and President of ePocrates, Inc. Prior to that, Mr. Brandt was President and Chief Executive Officer of Noven Pharmaceuticals, a specialty pharmaceutical company. He served as President, Chief Executive Officer, and as a member of the Board of Directors from early 2008 to late 2009, at which time Noven was acquired by Hisamitsu. Prior to leading Noven, Brandt spent 28 years at Pfizer, the world’s largest pharmaceutical company. He served as Pfizer’s President – U.S. Pharmaceuticals Operations, where he helped deliver revenue and earnings growth while engineering major change within Pfizer’s U.S. pharmaceuticals organization. Prior to running the U.S. operations, he led the Latin American Pharmaceuticals Operations, as well as the following Pfizer Worldwide Pharmaceuticals functions: Finance, Information Technology, Planning and Business Development. He also oversaw the operations of Pfizer’s care management subsidiary, Pfizer Healthcare Solutions. Mr. Brandt currently serves as a director of Auxilium Pharmaceuticals, Inc. Mr. Brandt holds a B.A. from the University of Connecticut and an M.B.A. from the Columbia School of Business. Mr. Brandt contributes extensive business and industry experience to the Board of Directors.

Mark Carthy.  Mr. Carthy has served as a director since February 2014.  Mr. Carthy is the Managing Partner of Orion Equity Partners, LLC, a healthcare venture capital management and advisory firm co-founded by Mr. Carthy in 2008. Prior to founding Orion, Mr. Carthy was a Venture Partner and General Partner at Oxford Bioscience Partners, an early stage venture capital firm that provides equity financing and management assistance to companies within the life sciences, technology, energy and healthcare sectors. From 1998 until 2000, Mr. Carthy served as the Biotechnology Portfolio Manager at Morningside Ventures where he focused on early stage private equity investments. Previously, he was Chief Business Officer of Cubist Pharmaceuticals and Senior Director of Business Development at Vertex Pharmaceuticals. Mr. Carthy served as a member of the board of the New England Venture Capital Association from 2006 until 2013 and was listed on the Forbes Midas List in 2009 as one of the leading venture capitalists. He received a Bachelor of Chemical Engineering from the University College Dublin, Ireland, a Master of Science in Chemical Engineering from the University of Missouri and a Master of Business Administration from the Harvard Graduate School of Business Administration.  Mr. Carthy contributes extensive business and industry expertise to the Board of Directors.

Kwang Soo Cheong.  Dr. Cheong has served as a director since May 2006.  He is a faculty member at the Department of Finance of the Johns Hopkins University Carey Business School (Assistant Professor: 2001-2005; Associate Professor: 2006 to date).  Dr. Cheong was an Assistant Professor of Economics at the University of Hawaii from 1994 to 2001, and he was a lecturer at the Department of Economics of Stanford University from 1993 to 1994.  During the summer of 1995, Dr. Cheong was a Visiting Fellow in the Taxation and Welfare Division at the Korea Development Institute in Korea.  Dr. Cheong holds a B.A. in Economics and an M.A. in Economics from Seoul National University, and a Ph.D. in Economics from Stanford University.  Dr. Cheong’s distinguished academic career focused on finance and economics contributes to the Board of Directors’ perspective.

Si Moon Hwang.  Mr. Hwang has served as a director since June 2012.  Since October 1999, he has owned Onnuri Grand Pharmacy, a pharmacy located in South Korea.  Mr. Hwang graduated from the Southwestern University in Cebu, Philippines with a degree in Pharmacology, and has been a practicing pharmacist in oncology in South Korea since 1994.  Mr. Hwang contributes experience in oncological pharmacology to the Board of Directors.

David McIntosh.  Mr. McIntosh has served as a director since May 2005.  Mr. McIntosh served as a director of Rexahn, Corp. from March 2004 to May 2005.  He has been a partner at Mayer Brown LLP (law firm) since 2001.  Mr. McIntosh was a member of the United States House of Representatives, representing the 2nd District of Indiana from 1995 to 2001.  From 1993 to 1994, he was a director of the Hudson Institute Competitiveness Center.  He served on President George H.W. Bush’s Council on Competitiveness as Executive Director from 1989 to 1993.  He also served as the Special Assistant to President Reagan for Domestic Affairs from 1987 to 1989 and was the Special Assistant to the Attorney General of the United States from 1986 to 1987.  Mr. McIntosh received a B.A. from Yale College and a J.D. from the University of Chicago Law School.  Mr. McIntosh’s experience in law and politics brings a unique perspective to the Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Executive Officers

In addition to Peter Suzdak, whose information is included above, set forth below are the executive officers of the Company:

Tae Heum Jeong.  Dr. Jeong, 43, has served as Chief Financial Officer and Secretary since May 2005 and was a director from June 2005 to June 2012.  Dr. Jeong served as Chief Financial Officer of Rexahn, Corp from December 2002 to May 2005.  From 1997 to November 2002, Dr. Jeong served as a senior investment manager at Hyundai Venture Investment Corporation, a venture capital firm where he managed the biotech investment team.  He was also a committee member of the Industrial Development Fund of Korea’s Ministry of Commerce, Industry and Energy from 2000 to 2002.  Dr. Jeong holds a Doctor of Management from the University of Maryland, an M.S. in Finance from Johns Hopkins University, and a B.S. and an M.S., in Chemistry, from POSTECH.  Dr. Jeong has extensive experience in the financial, investment and business aspects of bioscience businesses.

Rakesh Soni.  Mr. Soni, 58, has served as President and Chief Operating Officer of Rexahn since August 2009. Mr. Soni served as Chief Business Officer from July 2008 to August 2009.  He joined Rexahn with over 20 years of sales, marketing, product planning and business development experience in the pharmaceutical industry. Prior to joining Rexahn, Mr. Soni held several leadership roles at Otsuka America Pharmaceuticals, Inc., with responsibility for commercial development, corporate strategy and execution of licensing and acquisition of therapeutics, diagnostics and medical devices. Previously, he had held a variety of management positions at Novartis and Schering-Plough. Mr. Soni has a B.S. from University of Wisconsin, Madison and an M.B.A. from Fairleigh Dickinson University.

Director Independence

Our Common Stock is listed on the NYSE MKT (“NYSE MKT”), formerly known as the American Stock Exchange.  We use Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE MKT definition of “Independent Director” in determining whether a director is independent in the capacity of director and in the capacity as a member of a board committee.

Directors serving on our audit committee must also comply with additional NYSE MKT requirements as follows:

(a)            The director must not have participated in the preparation of our financial statements or any current subsidiary at any time during the past three years; and

(b)            The director is able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement.

We currently have a total of eight directors, six of whom are Independent Directors.  Our Independent Directors are Messrs. Beever, McIntosh, Brandt, Hwang, Carthy and Dr. Cheong.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined.  In the past, we believed that the most effective leadership structure for us was to combine these roles.  Effective February 4, 2013, Dr. Ahn stepped down as Chief Executive Officer and Dr. Suzdak was appointed the Company’s Chief Executive Officer.  Dr. Ahn remains as Chairman of the Board of Directors and was appointed the Company’s Chief Scientist.  We believe that separating the role of Chairman and Chief Executive Officer will provide for additional leadership and management perspective as the Company progresses in the development of its drug candidates.  The Company does not have a lead independent director; however, six out of eight of our current directors are independent and each of our standing committees (Audit, Nominating and Corporate Governance and Compensation) is comprised solely of independent directors.  We believe this structure provides adequate oversight of Company operations by our independent directors in conjunction with our Chairman and Chief Executive Officer.

Our Audit Committee is responsible for overseeing risk management and management reports to the Audit Committee on matters relating to risk management and the Audit Committee and management communicate directly with the full Board of Directors on these matters.

Board of Directors and Board of Directors Meetings

The Board of Directors of the Company held 6 meetings during the fiscal year ended December 31, 2013. Each current director attended 75% or more of the meetings of the Board of Directors and committees of which they were members during the period in which he or she served as a director during the fiscal year ended December 31, 2013, except for Si Moon Hwang (who attended 67% of the meetings).

Any shareholder who wishes to send any communications to the Board of Directors or to individual directors should deliver such communications to the Company’s executive offices, 15245 Shady Grove Road, Suite 455, Rockville, MD 20850, ATTN: Corporate Secretary (secretary@rexahn.com).  Any such communication should indicate whether the communication is intended to be directed to the entire Board of Directors or to a particular director(s), and must indicate the number of shares of Common Stock beneficially owned by the shareholder.  The Secretary will forward appropriate communications to the Board of Directors and/or the appropriate director(s).  Inappropriate communications include correspondence that does not relate to the business or affairs of the Company or the functioning of the Board of Directors or its committees, advertisements or other commercial solicitations or communications, and communications that are frivolous, threatening, illegal or otherwise not appropriate for delivery to directors.

Members of our Board of Directors are encouraged to attend the Annual Meeting if they are available.  All members of our Board of Directors in office at the time attended the Annual Meeting held in 2013.

Board of Directors Committees

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which is composed of three members.

Audit Committee

The Audit Committee Charter provides that such committee, among other things:

•	appoints or replaces and oversees our independent auditors and approves all audit engagement fees and terms;

•	preapproves all audit (including audit-related) services, internal control-related services and permitted non-audit services (including fees and terms thereof) to be performed for us by our independent auditors;

•	reviews and discusses with our management and independent auditors significant issues regarding accounting and auditing principles and practices and financial statement presentations;

•	reviews and approves our procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters; and

•	reviews and oversees our compliance with legal and regulatory requirements.

Kwang Soo Cheong, Charles Beever and Peter Brandt serve as members of our Audit Committee.  Dr. Cheong serves as Chair of the Audit Committee and as the Audit Committee’s financial expert.  Each of the current members meets the criteria for independence required by the NYSE MKT and Rule 10A-3 under the Exchange Act.  During the year ended December 31, 2013, the Audit Committee met five times.  A copy of the Audit Committee Charter is available on our website at www.rexahn.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee Charter provides that such committee, among other things:

•	reviews, evaluates and seeks out candidates qualified to become Board of Directors members;

•	reviews committee structure and recommends directors for appointment to committees;

•	develops, reevaluates (not less frequently than every three years) and recommends the selection criteria for Board of Directors and committee membership;

•	establishes procedures to oversee evaluation of our Board of Directors, its committees, individual directors and management; and

•	develops and recommends guidelines on corporate governance.

David McIntosh, Peter Brandt, and Kwang Soo Cheong serve as members of our Nominating and Corporate Governance Committee.  Mr. McIntosh serves as Chair of the Nominating and Corporate Governance Committee.  Each of the Nominating and Corporate Governance Committee’s members meets the criteria for independence required by NYSE MKT.

The Nominating and Corporate Governance Committee reviews, evaluates and seeks out candidates qualified to become Board of Directors members.  Our Board of Directors currently includes individuals with a diversity of experience, including scientific, business, financial and academic backgrounds.  However, while diversity relating to background, skill, experience and perspective is one factor considered in the nomination process, the Company does not have a formal policy relating to diversity.  Nominations may be submitted by directors, officers, employees, shareholders and others for recommendation to the Board of Directors.  In fulfilling this responsibility, the Nominating and Corporate Governance Committee also consults with the Board of Directors and the Chief Executive Officer concerning director candidates.  While we do not have in place formal procedures by which shareholders may recommend director candidates to the Nominating and Corporate Governance Committee, shareholders may communicate with the members of the Board of Directors, including the Nominating and Corporate Governance Committee, by writing to the Secretary of the Board of Directors at our headquarters address.  In addition, our Amended and Restated Bylaws establish a procedure with regard to shareholder proposals for the Annual Meeting of Shareholders, including nominations of persons for election to the Board of Directors.  Because shareholders have an adequate opportunity to recommend nominees for directors, we believe that formal procedures are not necessary.  Mr. Carthy, who joined the Board of Directors in February 2014, was recommended for appointment to the Board of Directors by an investor relations firm with whom the Company works in response to a request for recommendations.  During the year ended December 31, 2013, the Nominating and Corporate Governance Committee met twice.  A copy of the Nominating and Corporate Governance Charter is available on our website at www.rexahn.com.

Compensation Committee

The Compensation Committee Charter provides that such committee, among other things:

•	fixes salaries of executive officers and reviews salary plans for other executives in senior management positions;

•	reviews and makes recommendations with respect to the compensation and benefits for non-employee directors, including through equity-based plans;

•	evaluates the performance of our Chief Executive Officer and other senior executives and assists the Board of Directors in developing and evaluating potential candidates for executive positions; and

•	administers our incentive compensation, deferred compensation and equity-based plans pursuant to the terms of the respective plans.

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the Company’s business goals and the performance of executives in achieving those goals, and recommends other executives’ compensation levels to the Compensation Committee based on such performance. The Compensation Committee considers these recommendations and then makes an independent decision regarding officer compensation levels and awards.  Neither the Compensation Committee nor management engaged the services of a compensation consultant during the year ended December 31, 2013.

Charles Beever, David McIntosh and Kwang Soo Cheong serve as members of our Compensation Committee.  Mr. Beever serves as Chairman of the Compensation Committee.  Each of the members meets the criteria for independence required by NYSE MKT.  During the year ended December 31, 2013, the Compensation Committee met four times.  A copy of the Compensation Committee Charter is available on our website at www.rexahn.com.

Summary Compensation Table

The following table sets forth the annual and long-term compensation, from all sources, for the Company’s named executive officers for services rendered in all capacities to Rexahn for the fiscal years ended December 31, 2013 and 2012, except as noted below.  The Company’s named executive officers include the Company’s principal executive officer, former principal executive officer and the next two most highly compensated officers listed below.  The compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Option Awards* ($)	Total ($)
Peter D. Suzdak	2013	298,270	82,500	320,465	701,235
Chief Executive Officer**
Chang H. Ahn	2013	291,001	28,500	55,681	375,182
Chairman of the Board of Directors, former Chief Executive Officer and Chief Scientist**	2012	350,000	17,500	-	367,500
Tae Heum Jeong	2013	232,634	37,500	55,681	325,815
Chief Financial Officer	2012	207,500	10,750	-	218,250
Rakesh Soni	2013	250,000	18,750	11,136	279,886
President and Chief Operating Officer	2012	250,000	-	-	250,000

*    Reflects grant date fair value computed in accordance with FASB ASC Topic 718. For information regarding assumptions used to compute grant date fair value with respect to the option awards, see Note 12 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The actual value realized by each officer with respect to option awards will depend on the difference between the market value of our Common Stock on the date the option is exercised and the exercise price.

**    Dr. Peter Suzdak was appointed by the Board of Directors to serve as CEO on February 4, 2013.  At that point, Dr. Ahn stepped down as Chief Executive Officer but remains with the Company as Chairman of the Board and Chief Scientist.

Employment Agreements

On September 9, 2010, the Company entered into amended and restated employment agreements with Rakesh (Rick) Soni, its President and Chief Operating Officer; Tae Heum (Ted) Jeong, its Senior Vice President, Chief Financial Officer and Secretary; and Dr. Chang Ho Ahn, its Chairman of the Board and at that time, the Chief Executive Officer, but as described in greater detail below, the Company entered into a new employment agreement on March 25, 2013 with Dr. Ahn to serve as the Chief Scientist of the Company, which employment agreement replaces and supersedes Dr. Ahn’s prior amended and restated employment agreement with the Company.

Each of the September 9, 2010 employment agreements is on the same terms except the base salaries and titles of the three executives, and the persons to whom they will report.  Dr. Ahn’s agreement provided for a base salary of $350,000 per annum, and that he would report to the Company’s Board of Directors; Mr. Soni’s agreement provides for a base salary of $250,000 per annum, and that he will report to the Chief Executive Officer; and Dr. Jeong’s agreement provides for a base salary of $200,000 per annum, and that he will report to the Chief Executive Officer.  On July 1, 2012 and July 1, 2013, the Compensation Committee increased Dr. Jeong’s salary to $215,000 and $250,000 per annum, respectively.  The other principal terms of each of the agreements are described below.  Each agreement provides for a term of three years with an automatic one year renewal upon the expiration of the initial three year term and upon each consecutive year term unless such employment with the Company is terminated earlier by the Company or the officer.  In addition to the base salaries described above, the agreements provide that each executive may receive an annual cash bonus and an annual option grant in such amounts, if any, as determined by the Compensation Committee of the Board of Directors.   Any such cash bonus shall be paid to the executive within 60 days after the date the Compensation Committee determines to award such bonus.  In order to receive any such cash bonus, the executive must be actively employed by the Company on the date on which such bonus is scheduled to be paid.  The agreements also provide that upon the occurrence of any of the following events, the Compensation Committee will meet and determine in its discretion whether the executive should be entitled to receive an additional bonus in consideration of his role in bringing about such events:

•	the completion by the Company of a successful end-of-Phase 2 meeting with the Food and Drug Administration for any drug candidate;

•	the completion by the Company of pivotal trials of any drug candidate;

•	the filing by the Company of a New Drug Application with the Food and Drug Administration with respect to any drug candidate;

•	the approval by the Food and Drug Administration of a New Drug Application filed therewith by the Company with respect to any drug candidate;

•	the receipt by the Company of additional equity or debt financing; or

•	the execution by the Company of an agreement that may lead to no payment to the Company of up-front or milestone payments.

The agreements entitle each executive to receive customary benefits applicable to Rexahn’s other executive level employees, and in addition to receive term life insurance coverage in an amount equal to four times base salary, for which the executive may designate the beneficiary.

Upon a termination of their employment, the executives will be entitled to receive the following compensation from the Company:

•	If the executive’s employment is terminated as a result of his death, disability, for cause by the Company, or without good reason by the executive, then the executive will be entitled to receive the base salary to which he is otherwise entitled for the period ending on the termination date and for any accrued but unused vacation days as of the termination date.

•	If the executive’s employment is terminated for any other reason, but not following a change of control, then the executive will be entitled to receive the base salary to which he is otherwise entitled for the period ending on the termination date and for any accrued but unused vacation days as of the termination date and an amount equal to his then current base salary for the period beginning on the termination date ending upon the last day of the employment term.

If the executive’s employment is terminated by the Company without cause (and not as a result of death or a disability) and such termination date falls within the one-year period immediately following a change of control (as defined in the Company’s stock option plan), then the executive will be entitled to receive the following amounts: (i) the base salary to which he is otherwise entitled for the period ending on the termination date and for any accrued but unused vacation days as of the termination date; (ii) an amount equal to the greater of (x) twice his then current base salary and (y) his then current base salary for the period beginning on the termination date and ending upon the last day of the employment term; (iii) an amount equal to a pro-rata portion of the bonus to which he otherwise might have been entitled, assuming for such purposes that the executive would have received a bonus for that fiscal year equal to one-half of his then current base salary; and (iv) a one-time cash payment, subject to applicable withholding requirements under applicable state and federal law, in an amount equal to his increased income tax costs as a result of payments made to him by the Company under this change of control provision of the amended and restated employment agreement.  With respect to Mr. Soni and Dr. Jeong, following a change in control termination, the executives must in good faith seek other employment in a position comparable to their former position with the Company.  The payment obligations of the Company will be reduced on a dollar-for-dollar basis by the amount of any payments and the value of any benefits received by the executives for services rendered to any other party during the one-year period following the date of their change in control.  Immediately prior to a change in control, all options, restricted stock and other equity-based awards granted to the executive by the Company shall become immediately and fully vested and, in the case of stock options, shall remain exercisable for their respective original terms.

Effective as of February 4, 2013, the Company entered into an employment agreement with Dr. Suzdak to serve as the Company’s Chief Executive Officer for a term of two years with the option to renew the employment agreement for additional one-year periods thereafter until terminated. Pursuant to the employment agreement the Company agreed to pay Dr. Suzdak an annual base salary of $330,000, with the option of a discretionary annual cash bonus of up to forty percent of his base salary, as determined by performance objectives and milestones set by the Board of Directors. The employment agreement also provides for a grant of 1,200,000 options to purchase shares of the Company’s Common Stock, which was issued on February 4, 2013, and the Board may award him up to an additional 500,000 options each year. In the event Dr. Suzdak’s employment is terminated by reason of disability or for “cause”, as defined in the employment agreement, the Company will pay Dr. Suzdak his base salary owed up to the termination date, including payment for any unused vacation days. If the Company terminates Dr. Suzdak’s employment without cause or Dr. Suzdak terminates his employment with good reason, then Dr. Suzdak’s stock options will be subject to accelerated vesting and the Company shall pay Dr. Suzdak a lump sum equal to his then current annual base salary, an amount equal to the pro-rata portion of the bonus that he otherwise might have been entitled to, and COBRA premiums for twelve months, if he is eligible for coverage. In the event the Company terminates Dr. Suzdak’s employment without cause or Dr. Suzdak terminates his employment with good reason within the one-year period following a “Change of Control,” as defined by the Company’s stock option plan, the Company shall pay Dr. Suzdak a lump sum equal to two hundred percent of his current annual base salary and a cash payment to offset any incremental additional state or federal income tax payable as a result of this salary increase in addition to the accelerated vesting of his stock options, the pro rata portion of his bonus and COBRA premiums. The employment agreement also contains a provision prohibiting Dr. Suzdak from soliciting the Company’s executives, employees, customers or clients for a period of twelve months following his termination.

On March 25, 2013, the Company entered into a new employment agreement with Dr. Ahn to serve as the Chief Scientist of the Company. This employment agreement replaces and supersedes Dr. Ahn’s prior amended and restated employment agreement, dated as of September 9, 2010, with the Company. The employment agreement has a one year term with an automatic renewal option for additional one-year periods thereafter until terminated.  Pursuant to the employment agreement, the Company agreed to pay Dr. Ahn an annual base salary of $285,000 with the option of a discretionary annual cash bonus as determined by the Compensation Committee based on performance objectives and milestones set by the Board of Directors.  The employment agreement also provides for a discretionary stock option award to purchase shares of the Company’s Common Stock on each anniversary of the employment agreement as determined by the Board of Directors. Any such stock option awards will be in accordance with the terms of the Company’s stock option plan.

In the event Dr. Ahn’s employment is terminated by reason of death, disability, by the Company for “cause,” or by Dr. Ahn without “good reason,” all as defined in the employment agreement, the Company will pay Dr. Ahn his base salary owed up to the termination date, including payment for any unused vacation days.  In the event Dr. Ahn’s employment is terminated by the Company without cause or Dr. Ahn terminates his employment with good reason, then Dr. Ahn’s stock options will be subject to accelerated vesting and the Company shall pay Dr. Ahn a lump sum equal to his then current annual base salary, an amount equal to the pro-rata portion of the bonus that he otherwise might have been entitled to, and COBRA premiums for twelve months, if he is eligible for coverage. In the event the Company terminates Dr. Ahn’s employment without cause or Dr. Ahn terminates his employment with good reason within the one-year period following a “Change of Control,” as defined by the Company’s stock option plan, the Company shall pay Dr. Ahn a lump sum equal to two hundred percent of his current annual base salary and a cash payment to offset any incremental additional state or federal income tax payable as a result of this salary increase in addition to the accelerated vesting of his stock options, the pro rata portion of his bonus and COBRA premiums.  The employment agreement also contains a provision prohibiting Dr. Ahn from soliciting the Company’s executives, employees, customers or clients for a period of twelve months following his termination.

Outstanding Equity Awards at Fiscal Year-End

This table shows the unexercised options to purchase Common Stock that have been previously awarded to each of the named executive officers and which remained outstanding as of December 31, 2013.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Peter Suzdak	1,200,000	-		0.37	2/4/2023
Chang H. Ahn	1,000,000	-		0.80	1/20/2015
	500,000	-		0.78	12/11/2018
	-	250,000	*	0.31	3/1/2023
Tae Heum Jeong	500,000	-		0.80	1/20/2015
	250,000	-		0.78	12/11/2018
	-	250,000	*	0.31	3/1/2023
Rakesh Soni	300,000	-		1.29	9/30/2018
	250,000	-		0.78	12/11/2018
	-	50,000	*	0.31	3/1/2023

*	Represents option awards granted under the Company’s stock option plan on March 1, 2013 which vest 30%, 30% and 40% on March 1, 2014, 2015 and 2016, respectively.

Director Compensation

The table below sets forth information concerning the compensation of the non-employee directors of the Company for the fiscal year ended December 31, 2013.

Name	Fees Earned Or Paid In Cash ($)	Option Awards* ($)	Total ($)
Charles Beever	31,000	21,417	52,417
Kwang Soo Cheong	32,500	21,417	53,917
David McIntosh	26,500	21,417	47,917
Peter Brandt	28,000	21,417	49,417
Si Moon Hwang	18,500	21,417	39,917
Richard Kivel**	5,500	-	5,500

*	Grant date for value computed in accordance with FASB ASC Topic 718. For information regarding assumptions used to compute grant date fair value with respect to the option awards, see Note 12 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The actual value realized by each non-employee director with respect to option awards will depend on the difference between the market value of our Common Stock on the date the option is exercised and the exercise price. As of December 31, 2013, Mr. Beever and Dr. Cheong each had 200,000 option awards outstanding; Mr. McIntosh had 345,000 option awards outstanding; Mr. Brandt had 120,000 option awards outstanding; and Mr. Hwang had 80,000 option awards outstanding.
**	Mr. Kivel served as a director until June 2013.

Our non-employee director compensation policy is as follows:

(a)	each of the non-employee directors of the Company receives 60,000 options (up from 20,000 options in 2012) to purchase shares of the Common Stock of the Company for each year he or she serves on the Board of Directors; and

(b)	each of the non-employee directors of the Company is compensated for their service on the Board of Directors and the Committees as set forth on the following chart:

Position	Compensation
Director	$20,000 per annum (up from $7,000 in 2012), plus $2,000 per Board of Directors meeting (in-person) or $500 per Board of Directors meeting (via telephone)
Audit Committee (Chairman)	$1,200 per meeting
Audit Committee (Member)	$700 per meeting
Compensation Committee (Chairman)	$1,000 per meeting
Compensation Committee (Member)	$500 per meeting
Nominating and Corporate Governance Committee (Chairman)	$1,000 per meeting
Nominating and Corporate Governance Committee (Member)	$500 per meeting

Directors who are officers of the Company receive no compensation for the Board of Directors related work.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2013, about shares of our Common Stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or directors under all of our existing equity compensation plans:

Number of securities remaining
	Number of securities to be	Weighted-average exercise	available for future issuance under
	issued upon exercise of	price of outstanding	equity compensation plan
	outstanding options,	options, warrants	(excluding securities reflected in
Plan category	warrants and rights	Rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,356,795	$0.92	16,550,000
Equity compensation plans not approved by security holders	-	-	-
Total	9,356,795	$0.92	16,550,000

Stock Option Plans

In June 2013, the Company’s shareholders voted to approve the Rexahn Pharmaceuticals, Inc. 2013 Stock Option Plan (the “2013 Plan”). The 2013 Plan permits grants to be made from time to time as non-qualified stock options or incentive stock options and authorizes the issuance or delivery of an aggregate of 17,000,000 shares of Common Stock (subject to adjustment).

The 2013 Plan is currently administered by our Compensation Committee. The Compensation Committee may select grant recipients from among our employees, officers, directors and consultants. Under the provisions of the 2013 Plan authorizing the grant of stock options:

•	the exercise price will be determined by the Compensation Committee, although generally not less than 100% of the fair market value of the shares of our Common Stock on the date of grant, or 110% in the case of optionees who beneficially own more than 10% of our Common Stock;

•	the term during which each stock option may be exercised will be determined by the Compensation Committee, with a maximum term generally no greater than ten years from the date of grant, or five years in the case of optionees who beneficially own more than 10% of our Common Stock; and

•	at the time of exercise of a stock option the exercise price must be paid in full in cash or in shares of our Common Stock or in a combination of cash and shares of our Common Stock or by such other means as the Compensation Committee may determine.

The terms and conditions of each grant will include, among other things, a provision describing the treatment of grants in the event of certain triggering events, such as a sale of a majority of the outstanding shares of our Common Stock, a merger or consolidation in which we are not the surviving company, and termination of an optionee’s employment, including terms relating to the vesting, time for exercise, forfeiture or cancellation of a grant under such circumstances.

In July 2003 the Board of Directors of Rexahn, Corp. adopted, and in August 2003 the shareholders of Rexahn, Corp. approved, the Rexahn Corporation Stock Option Plan.  In connection with the merger of Rexahn, Corp. with and into the Company in 2005, we assumed the plan and converted all outstanding options to purchase the common stock of Rexahn, Corp. into options to purchase our Common Stock.  The number of shares subject to the converted options was multiplied by five and the exercise price per share was divided by five. The plan was renamed the Rexahn Pharmaceuticals, Inc. Stock Option Plan (the “2003 Plan”).  With the adoption of the 2013 Plan, no new stock options may be issued under the 2003 Plan, but previously issued options under the 2003 Plan remain outstanding until their expiration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed by such reporting persons.

We believe that during fiscal year 2013, our executive officers and directors and more than 10% beneficial owners timely filed all forms required to be filed under Section 16(a) of the Exchange Act.

Code of Ethics

We have adopted a code of conduct and ethics (the “Code”) that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, in accordance with applicable federal securities laws and as required by NYSE MKT.  The Code is available on our corporate website at www.rexahn.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 21, 2009, we closed on a $3.5 million private placement of our common stock with Teva Pharmaceuticals Industries Limited (“Teva”) pursuant to a securities purchase agreement. Contemporaneous with the execution and delivery of this agreement, the parties executed a research and exclusive license option (RELO) agreement pursuant to which we are required to use $2,000,000 of the gross proceeds of the issuance and sale of shares to Teva to fund a research and development program for the pre-clinical development of RX-3117. Pursuant to the securities purchase agreement, as amended, Teva purchased an additional $3.95 million of our common stock in a private placement that closed on January 19, 2011. This second investment also provided for a possible third investment by Teva, in the amount of $750,000. On December 7, 2012, Teva exercised the third investment option, which constituted the final closing of the securities purchase agreement, and Teva purchased an additional $750,000 of our common stock in a private placement.  This additional investment made Teva the holder of approximately 6.3% of our common stock, which ownership percentage subsequently decreased below 5%. On August 28, 2013, we announced that Teva had decided not to exercise its option to license RX‑3117, and as a result, the RELO agreement was terminated.

Our Audit Committee charter requires that our Audit Committee review and approve all proposed transactions between the Company and any director, officer or other employee of the Company, and any holder of five percent or more of the Company’s voting capital stock, in order to ensure that any such transaction is on an arm’s length basis and in accordance with all applicable laws and regulations and the requirements of any exchange on which the Company’s securities may be listed from time to time. Based on the Company’s review of its transactions, there have been no transactions or proposed transactions considered to be related person transactions since January 1, 2012, other than the transactions with Teva described above.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors of the Company has appointed an Audit Committee composed of three directors, each of whom meets the independence, qualification and experience requirements under the listing standards of NYSE MKT, Section 10A(m)(3) of the Exchange Act and applicable rules of the SEC, in each case as may be modified or supplemented.  The Board of Directors has adopted a written charter for the Audit Committee.  A copy of the Charter is available on the Company’s website at www.rexahn.com.

The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in fulfilling its oversight responsibilities to the Company’s shareholders with respect to (1) the Company’s corporate accounting and reporting practices, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence (4) the quality and integrity of the Company’s financial statements and reports, (5) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (6) producing this report.  The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting.  Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. ParenteBeard LLC, the Company’s independent auditors, are responsible for planning and carrying out an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Audit Committee reviewed and discussed the Company’s audited financial statements with both management and with the Company’s independent registered auditors for 2013.

The Audit Committee has discussed with ParenteBeard LLC the matters required under applicable professional auditing standards and regulations adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from ParenteBeard LLC required by applicable requirements of the Public Company Accounting Oversight Board regarding ParenteBeard LLC’s communications with the Audit Committee concerning independence, and has discussed with ParenteBeard LLC its independence.

Both the Company’s management and auditors responded appropriately to issues raised by the Audit Committee.  Based on the review and discussions referred to above, the Audit Committee determined that the audited financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2013 for filing with the SEC.

By the Audit Committee:

Kwang Soo Cheong (Chairman)
Charles Beever
Peter Brandt

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote for the ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.  ParenteBeard LLC has no direct or indirect financial interest in the Company.  A representative of ParenteBeard LLC is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

If the shareholders do not ratify this appointment, the Audit Committee may consider other independent public accountants or continue the appointment of ParenteBeard LLC.

Fees

The following table presents fees for professional audit services rendered by our independent registered public accounting firm for the audits of the Company’s annual financial statements for the years ended December 31, 2013 and 2012, respectively.

	2013		2012
Audit Fees	$139,945	[1]	$152,878	[1]
Audit-Related Fees	-		-
Tax Fees	-		2,500
All Other Fees	20,528	[2]	44,700	[2]

(1) Audit Fees relate to the audit of the Company’s financial statements, reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters requested for the Company’s financing, and the auditor consents to registration statements.
(2) Other Fees relate to fees associated with XBRL compliance services.

All audit and non-audit services to be performed by the Company’s independent accountant must be approved in advance by the Audit Committee. The Audit Committee may delegate to one member of the Audit Committee the authority to grant pre-approvals with respect to non-audit services. For audit services, each year the independent accountant provides the Audit Committee with an engagement letter outlining the scope of proposed audit services to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. The independent accountant also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

The Board of Directors recommends a vote FOR the ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

PROPOSAL 3: THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the summary compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors recommends a vote FOR this resolution because it believes that the compensation paid and compensation policies described in the summary compensation tables and narrative discussion are effective in rewarding the Company’s named executive officers for excellence in leadership and achievement of the Company’s business goals, and in encouraging the Company’s named executive officers to remain with the Company to advance long-term goals.  Named executive officer compensation over the past two years reflects amounts of cash and option awards.

We urge shareholders to read the summary compensation tables and narrative discussion, beginning on page 17 of the Proxy Statement, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

At the 2011 Annual Meeting of Shareholders, we sought an advisory shareholder vote regarding whether a non-binding resolution to approve the compensation of our named executive officers should occur every year, every two years or every three years. Upon the recommendation of the Board of Directors, our shareholders supported a frequency of every three years for future non-binding resolutions on compensation of our named executive officers.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors.  Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board of Directors recommends a vote FOR the approval
of the Advisory Resolution on Executive Compensation.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE COMPANY’S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT AND AUTHORIZED SHARE REDUCTION

General

The Board has unanimously approved, and recommended that our shareholders approve, an amendment to the Company’s Amended and Restated Certificate of Incorporation, in substantially the form attached hereto as Annex A (the “Certificate of Amendment”), to effect a reverse stock split at a ratio within a range from 1-for-2 to 1-for-6, with the final ratio to be determined by the Board, in its sole discretion, following shareholder approval, together with a corresponding proportional reduction in the number of authorized shares of the Company’s capital stock. If the shareholders approve the reverse stock split and authorized share reduction, and the Board decides to implement them, the reverse stock split and authorized share reduction will become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State.

The reverse stock split will be realized simultaneously for all outstanding Common Stock and the ratio determined by the Board will be the same for all outstanding Common Stock. The reverse stock split will affect all holders of Common Stock uniformly and each shareholder will hold the same percentage of Common Stock outstanding immediately following the reverse stock split as that shareholder held immediately prior to the reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below. The Certificate of Amendment will not change the par value of the Common Stock (which will remain at $0.0001 per share).

Purposes of the Proposed Reverse Stock Split

Listing on Another National Securities Exchange.

In the future, we may consider seeking a listing of our Common Stock on another national securities exchange.  Eligibility for listing on a national securities exchange is subject to a number of criteria, such as public float, minimum share price, number of shareholders, market capitalization, net income and other factors.  One of the listing requirements that we do not currently meet is that we have a minimum per share price of $3.00 or $4.00, depending on the exchange. We believe that the reverse split will increase our ability to meet the minimum share price requirement at such time, if ever, that we meet the other listing criteria.

Increase Our Common Stock Price to a Level More Appealing for Investors.

We believe that the reverse stock split could enhance the appeal of our Common Stock to the financial community, including institutional investors, and the general investing public.  We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the company available to investors.  We believe that the reduction in the number of issued and outstanding shares of the Common Stock caused by the reverse stock split, together with the anticipated increased stock price immediately following and resulting from the reverse stock split, may encourage interest and trading in our Common Stock and thus possibly promote greater liquidity for our shareholders, thereby resulting in a broader market for the Common Stock than that which currently exists.

We cannot assure you that all or any of the anticipated beneficial effects on the trading market for our Common Stock will occur.  Our Board of Directors cannot predict with certainty what effect the reverse stock split will have on the market price of the Common Stock, particularly over the longer term.  Some investors may view a reverse stock split negatively, which could result in a decrease in our market capitalization.  Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares.  We cannot provide you with any assurance that our shares will qualify for, or be accepted for, listing on a national securities exchange.

Reasons for the Authorized Share Reduction

The Company currently has 500,000,000 authorized shares of Common Stock and 100,000,000 authorized shares of preferred stock, par value $0.0001 per share. Given that there will be proportionate reduction in the number of outstanding shares of the Common Stock through implementation of the reverse stock split, the Company believes that it will continue to have sufficient excess authorized shares of capital stock to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than 1-for-2 and not more than 1-for-6, as determined by the Board in its sole discretion. In determining the reverse stock split ratio, the Board will consider numerous factors including:

•	the historical and projected performance of the Common Stock;

•	prevailing market conditions;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the selected reverse stock split ratio on trading liquidity in the Common Stock and our ability to qualify the Common Stock for listing on another national securities exchange;

•	our capitalization (including the number of shares of Common Stock issued and outstanding);

•	the prevailing trading price for Common Stock and the volume level thereof; and

•	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by the Board, as opposed to a ratio fixed in advance, is to give the Board the flexibility to take into account then-current market conditions and changes in price of Common Stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Principal Effects of the Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of Common Stock into a proportionately smaller number of shares. For example, if the Board decides to implement a 1-for-5 reverse stock split of Common Stock, then a shareholder holding 10,000 shares of Common Stock before the reverse stock split would instead hold 2,000 shares of Common Stock immediately after the reverse stock split. Each shareholder’s proportionate ownership of outstanding shares of Common Stock would remain the same, except that shareholders that would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments in lieu of fractional shares.

The following table illustrates the effects of the reverse stock split and authorized share reduction at certain exchange ratios within the 1-for-2 to 1-for-6 range, without giving effect to any adjustments for fractional shares of Common Stock, on our outstanding shares of Common Stock and authorized shares of capital stock as of April 11, 2014:

	Before Reverse	After Reverse Stock Split
	Stock Split	1-for-2	1-for-4	1-for-6
Common Stock Authorized	500,000,000	250,000,000	125,000,000	83,333,333
Preferred Stock Authorized	100,000,000	50,000,000	25,000,000	16,666,666
Common Stock Outstanding	176,641,135	88,320,567	44,160,283	29,440,189
Common Stock Underlying Options and Warrants	29,167,196	14,583,598	7,291,799	4,861,199
Common Stock Available for Grant under Company Stock Plans	15,574,001	7,787,000	3,893,500	2,595,666
Total Common Stock Authorized but Unreserved	278,617,668	139,308,835	69,654,418	46,436,279

Because no fractional shares will be issued, holders of Common Stock could be eliminated in the event that the proposed reverse stock split is implemented. However, the Board does not intend to use the reverse stock split as a part of or a first step in a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act. There is no plan or contemplated plan by the Company to take itself private at the date of this Proxy Statement. As of April 11, 2014, we had approximately 10 record holders who held fewer than 6 shares of Common Stock, out of a total of approximately 76 record holders. Therefore, we believe that a reverse stock split, even if approved and implemented at a ratio of 1-for-6, would have no significant effect on the number of record holders of Common Stock.

Principal Effects of the Authorized Share Reduction

The decrease in the number of authorized shares of capital stock would result in fewer shares of authorized but unissued shares of capital stock being available for future issuance. This would decrease the number of shares of Common Stock available for issuance for various purposes such as to raise capital or to make acquisitions. The Company believes, however, that after the proposed decrease, the number of authorized but unissued shares of Common Stock remaining will be sufficient for such purposes, given that there will be proportionate reduction in the number of outstanding shares of Common Stock through implementation of the reverse stock split.

Certain Risks Associated with the Reverse Stock Split

Before voting on this Proposal No. 4, you should consider the following risks associated with the implementation of the reverse stock split:

•	Although we expect that the reverse stock split will result in an increase in the market price of the Common Stock, we cannot assure you that the reverse stock split, if implemented, will increase the market price of the Common Stock in proportion to the reduction in the number of shares of the Common Stock outstanding or result in a permanent increase in the market price. The effect the reverse stock split may have upon the market price of the Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of the Common Stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total market capitalization of the Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of the Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

•	The reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

•	While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

•	Although the Board believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the reverse stock split and the anticipated increase in the market price of Common Stock could encourage interest in the Common Stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

Effect on Fractional Shareholders

No fractional shares of Common Stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a shareholder of record would otherwise hold a fractional share, the shareholder will receive a cash payment in lieu of the issuance of any such fractional share in an amount per share equal to the closing price per share on the NYSE MKT on the trading day immediately preceding the effective time of the reverse stock split (as adjusted to give effect to the reverse stock split), without interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefor.

If a shareholder is entitled to a cash payment in lieu of any fractional share interest, a check will be mailed to the shareholder’s registered address as soon as practicable after the reverse stock split. By signing and cashing the check, shareholders will warrant that they owned the shares of Common Stock for which they received a cash payment.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Beneficial Shareholders

If you hold shares of Common Stock in street name through a broker, bank or other nominee, we will treat your Common Stock in the same manner as Shareholders of Record. Brokers and other nominees will be instructed to effect the reverse stock split for their customers holding Common Stock in street name. However, these brokers, banks and other nominees may have different procedures for processing a reverse stock split. If you hold shares of Common Stock in street name, we encourage you to contact your broker, bank or other nominee.

Registered “Book-Entry” Holders of Common Stock

If you hold shares of Common Stock electronically in book-entry form with our transfer agent, you do not currently have and will not be issued stock certificates evidencing your ownership after the reverse stock split, and you do not need to take action to receive post-reverse stock split shares. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to you indicating the number of shares of Common Stock held following the reverse stock split.

If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Effect on Fractional Shareholders.”

Effect on Registered Shareholders Holding Certificates

As soon as practicable after the reverse stock split, our transfer agent will mail transmittal letters to each shareholder holding shares of Common Stock in certificated form. The letter of transmittal will contain instructions on how a shareholder should surrender his or her certificate(s) representing shares of Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split Common Stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his or her Old Certificates. Shareholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these shareholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.

If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Effect on Fractional Shareholders.”

Effect on Outstanding Options and Warrants

Upon a reverse stock split, all outstanding options, warrants and future or contingent rights to acquire Common Stock will be adjusted to reflect the reverse stock split. With respect to all outstanding options and warrants to purchase Common Stock, the number of shares of Common Stock that such holders may purchase upon exercise of such options or warrants will decrease, and the exercise prices of such options or warrants will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options and warrants are reduced as a result of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the reverse stock split.

Procedure for Effecting the Reverse Stock Split and Authorized Share Reduction

If our shareholders approve this proposal, and the Board elects to effect the reverse stock split and authorized share reduction, we will effect the reverse stock split and authorized share reduction by filing the Certificate of Amendment (as completed to reflect the reverse stock split ratio as determined by the Board, in its discretion, within the range of not less than 1-for-2 and not more than 1-for-6, together with a corresponding proportional reduction in the number of authorized shares of the Company’s capital stock) with the Secretary of State of the State of Delaware. The reverse stock split and authorized share reduction will become effective, and the combination of, and reduction in, the number of our outstanding shares as a result of the reverse stock split will occur automatically, at the time of the filing of the Certificate of Amendment (referred to as the “effective time”), without any action on the part of our shareholders and without regard to the date that stock certificates representing any certificated shares prior to the reverse stock split are physically surrendered for new stock certificates. Beginning at the effective time, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the reverse stock split and authorized share reduction.

The Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the reverse stock split and authorized share reduction if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and its shareholders to proceed with the reverse stock split and authorized share reduction. By voting in favor of the reverse stock split and authorized share reduction, you are expressly also authorizing the Board to delay (until May 31, 2015) or abandon the reverse stock split and authorized share reduction. If the Certificate of Amendment has not been filed with the Secretary of State of the State of Delaware by the close of business on May 31, 2015, the Board will abandon the reverse stock split and authorized share reduction.

Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) until they receive a letter of transmittal from our transfer agent.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the reverse stock split. It addresses only shareholders who hold Common Stock as capital assets. It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign shareholders, shareholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and shareholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

A shareholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash will generally be treated as having exchanged a fractional share interest for cash in a redemption by us. The amount of any gain or loss will be equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received.

The foregoing views are not binding on the Internal Revenue Service or the courts. Accordingly, each shareholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Accounting Matters

The par value of the Common Stock will remain unchanged at $0.0001 per share after the reverse stock split and authorized share reduction. As a result, our stated capital, which consists of the par value per share of the Common Stock multiplied by the aggregate number of shares of the Common Stock issued and outstanding, will be reduced proportionately at the effective time of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of Common Stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the reverse stock split because there will be fewer shares of Common Stock outstanding.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding on the Record Date will be required to approve the reverse stock split and authorized share reduction. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposal. Shares represented by valid proxies and not revoked will be voted at the Annual Meeting in accordance with the instructions given. If no voting instructions are given, such shares will be voted “FOR” this proposal.

The Board recommends that you vote FOR the approval
of the reverse stock split and authorized share reduction.

SHAREHOLDER PROPOSALS

Shareholder Proposals Pursuant to Rule 14a-8

Shareholders interested in submitting a proposal for inclusion in the proxy statement for the 2015 Annual Meeting may do so by submitting the proposal in writing to the Company’s executive offices, 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850, Attention: Corporate Secretary.  Pursuant to Rule 14a-8 under the Exchange Act, to be eligible for inclusion in our proxy statement, shareholder proposals must be received no later than December 19, 2014, which is one hundred and twenty (120) days prior to the anniversary date of this Proxy Statement.  The submission of a shareholder proposal does not guarantee that it will be included in the proxy statement.

Shareholder Proposals Other Than Pursuant to Rule 14a-8

The Company’s Amended and Restated Bylaws also establish an advance notice procedure with regard to nominations of persons for election to the Board of Directors and shareholder proposals to be brought before an annual meeting.  Shareholder proposals and nominations may not be brought before the Annual Meeting unless, among other things, the shareholder’s submission contained certain information concerning the proposal or the nominee, as the case may be, and other information specified in the Company’s Amended and Restated Bylaws, and the shareholder’s submission was received by us no earlier than the close of business on February 10, 2014, and no later than March 12, 2014.  No notice that a shareholder intends to present a proposal or nomination for the Annual Meeting was received.  Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting.

Shareholder proposals and nominations may not be brought before the 2015 Annual Meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in the Company’s Amended and Restated Bylaws, and the shareholder’s submission is received by us no earlier than the close of business on February 9, 2015, and no later than March 11, 2015.  Proposals or nominations not meeting these requirements will not be entertained at the 2015 Annual Meeting.

Shareholders recommending candidates for consideration by the Nominating and Corporate Governance Committee must provide the candidate’s name, biographical data and qualifications.  Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.  These requirements are separate from, and in addition to, the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the proxy statement.  A copy of the full text of these bylaw provisions may be obtained from our website at www.rexahn.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.  Our public filings are also available from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.  The Company’s Annual Report on Form 10-K, for the year ended December 31, 2013 was mailed along with this Proxy Statement.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROXY STATEMENT IS DATED APRIL 18, 2014.  SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

AVAILABILITY OF FORM 10-K

We are making available on the Internet or providing, upon request, without charge, to each person solicited by this Proxy Statement a copy of our Annual Report on Form 10-K, including our financial statements but excluding the exhibits to Form 10-K. The Annual Report includes a list of the exhibits that were filed with the Form 10-K, and we will furnish a copy of any such exhibit to any person who requests it upon the payment of our reasonable expenses in providing the requested exhibit. For further information, please contact our Secretary, Tae Heum Jeong at 240-268-5300 or write us at 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850.  You may also send an email to us at ir@rexahn.com.  Our Annual Report on Form 10-K, and our other filings with the SEC, including the exhibits, are also available for free on the SEC’s Internet site (http://www.sec.gov).

HOUSEHOLDING

If you are a beneficial owner, but not the record holder, of shares of the Company’s stock, your broker, bank or other nominee may only deliver one (1) copy of this Proxy Statement and our 2013 Annual Report to multiple shareholders at the same address, unless that nominee has received contrary instructions from one (1) or more of the shareholders.  We will deliver, upon request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered.  A shareholder desiring to receive a separate copy of the Proxy Statement and 2013 Annual Report, now or in the future, should call our Secretary, Tae Heum Jeong, at 240-268-5300, or submit a request by writing to 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850 or by emailing us at ir@rexahn.com. Also, beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the same address in the future.

April 18, 2014

Annex A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
REXAHN PHARMACEUTICALS, INC.

Rexahn Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.            The name of the Corporation is Rexahn Pharmaceuticals, Inc.

2.            Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby amended by replacing the first paragraph thereof with the following:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is _______________, of which _____________ shares of the par value of $.0001 each are to be of a class designated Preferred Stock (the “Preferred Stock”) and _____________ shares of the par value of $.0001 each are to be of a class designated Common Stock (the “Common Stock”).

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, each _______________ shares of the Common Stock (the “Old Common Stock”) issued immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.0001 par value per share (the “New Common Stock”), without any action by the holder thereof (the “Reverse Stock Split”). The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by ________ shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests, (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock or Old Preferred Stock, respectively, represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”

3.            This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.            This Certificate of Amendment shall become effective at ____________ ___.m. Eastern _____________Time on ___________, _________.
IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this __________ day of _________, _________.

REXAHN PHARMACEUTICALS, INC.

By:
Name:
Title:

REXAHN PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 9, 2014

The undersigned hereby appoints Peter Suzdak and Tae Heum Jeong, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided below, all the shares of Rexahn Pharmaceuticals, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Rexahn Pharmaceuticals, Inc. to be held on June 9, 2014, or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the election of each of the nominees for director named in Proposal 1, and “FOR” Proposals 2, 3 and 4. If any other business is presented at the Annual Meeting of Shareholders, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting of Shareholders.

Please mark, date, sign, and mail your proxy promptly in the envelope provided
IMPORTANT: SIGNATURE REQUIRED ON THE OTHER SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲
KEEP THIS PORTION FOR YOUR RECORDS.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held June 9, 2014.

The Proxy Statement and our 2013 Annual Report to Shareholders
are available at: http://www.viewproxy.com/rexahn/2014

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4. Proposal 1. Election of Directors Please mark your votes like this 01  Chang H. Ahn 02  Charles Beever 03  Peter Brandt04  Mark Carthy 05  Kwang Soo Cheong 06  Si Moon Hwang 07  David McIntosh 08  Peter Suzdak FOR WITHHOLD Proposal 2. Ratification of the appointment of ParenteBeard LLC as the independent registered public accounting firm Proposal 3. Approval, on an advisory basis, of the compensation of the named executive officers Proposal 4. Approval of an amendment to the Amended and Restated Certificate of Incorporation of Rexahn Pharmaceuticals, Inc. (in the event it is deemed by the Board of Directors to be advisable) to effect a reverse stock split of the common stock of Rexahn Pharmaceuticals, Inc. at a ratio within the range of 1:2 to 1:6, as determined by the Board of Directors, together with a corresponding proportional reduction in the number of authorized shares of capital stock FOR AGAINST ABSTAIN I/We plan to attend the meeting:   NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such. Signature Signature (if held jointly)  Date:, 2014 CONTROL NUMBER ▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲ CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone  INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.